Form NT 10-K for GLOBESAT HOLDING CORP. filed on December 30, 1997
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                        UNITED STATES
                    Washington, D.C. 20549

                         FORM 12b-25
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                   NOTIFICATION OF LATE FILING

  (Check One):  |X| Form 10-K |_| Form 20-F |_| Form 11-K |_| Form 10-Q
                |_| Form N-SAR
  ----------------------------------------------------------

  For Period Ended:   September 30, 1997
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  [ ] Transition Report on Form 10-K
  [ ] Transition Report on Form 20-F
  [ ] Transition Report on Form 11-K
  [ ] Transition Report on Form 10-Q
  [ ] Transition Report on Form N-SAR


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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

________________________________________________________________________

PART I -- REGISTRANT INFORMATION

GLOBESAT HOLDING CORP.
________________________________________________________________________
Full Name of Registrant

________________________________________________________________________
Former Name if Applicable

5 Hazelton Avenue, Suite 200
________________________________________________________________________
Address of Principal Executive Office (Street and Number)

Toronto, Ontario  M5R 2E1
________________________________________________________________________
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant's reasons for not timely filing its Form 10-KSB for the period ending September 30, 1997, by December 30, 1997, are as follows:

The Company has assembled and completed its Form 10KSB for the year ended September 30, 1997 which is due at the Commission on December 30, 1997. Due to illness, the Company's Chief Executive Officer, was not able to provide such financial information to the Company's auditor in a timely manner, thereby accounting for the delay in the filing of the Company's Form 10KSB. Upon completion of the audit, the Company will transmit the same to the Commission. Accordingly, the Company will file its Form 10-KSB after December 30, 1997 but prior to January 14, 1998.

ART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Lee A. Greenspoon                         (416)513-0191
(Name)                                    (Area Code)(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

[X] Yes  [ ] No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[ ] Yes  [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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Globesat Holding Corp.
Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date     December 30, 1997

By /s/ Lee A. Greenspoon
       President and Chief Executive Officer